Exhibit 16.1

Weinberg & Company, P.A CERTIFIED PUBLIC ACCOUNTANTS

January 22, 2016

Office of the Chief Accountant
Security and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements made by Smack Sportswear which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 of its Form 8-K. We agree with the statements concerning our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01

Yours truly,

/s/ Weinberg & Company, P.A.

Weinberg & Company, P.A.
Los Angeles California

6100 Glades Road ●Suite 204 Boca Raton, Florida 33434 Telephone: 561.487.5765 Facsimile: 561.487-57666	1925 Century Park East ● Suite 1120 Los Angeles, California 90067 Telephone: 310.601.2200 Facsimile: 310.601.2201 www.weinbergla.com	Room 2109, 21/F Shui On Centre • 6-8 Harbour Road Wanchai, Hong Kong, P.R.C. Telephone: 852-2780-7231 Facsimile: 852-2780-8717